

Welcome to the Annual Meeting of Shareholders May 12, 2021

First National Corporation

Agenda

Agenda Item	Speaker
1. Welcome	Dennis Dysart, Sr. EVP & COO
2. Call to Order	Elizabeth Cottrell, Chair of the Board of Directors
3. Announcement of Inspectors of Election	
4. Opening of Polls	Scott Harvard, President & CEO
5. Proof of Notice and Report of Shares Presented	
6. Business Program	
7. Closing of Polls	
8. Preliminary Voting Results	Dennis Dysart, Sr. EVP & COO
9. Comments on Business Operations	Scott Harvard, President & CEO
10. Q&A Session	
11. Adjournment	Elizabeth Cottrell, Chair of the Board

First National Corporation

The Bank of Fincastle Since 1875

Merger Proposal --- Vote Your Proxies Today!

- First National Corporation entered into an Agreement and Plan of Merger, dated February 18, 2021, under which The Bank of Fincastle will merge with and into First Bank
- Holders of record of First National common stock at the close of business on April 19, 2021, are entitled to notice of and to vote at the First National special meeting to be held on June 16, 2021, and any adjournments or postponements thereof
- The affirmative vote of two-thirds of the issued and outstanding shares of First National common stock entitled to vote thereon is required to approve the First National share issuance proposal. First National shareholders must approve the First National share issuance proposal in order for the merger to occur
- We believe the transaction will be accretive to earnings per share, increase liquidity in your stock, and help your company continue to be one of the top performing banking companies in Virginia
- The First National board of directors unanimously recommends that First National shareholders vote "FOR" the First National share issuance proposal